                                                                   EXHIBIT 10.20

                                SPECIAL SERVICE
                             ARRANGEMENT AGREEMENT
                             ---------------------


This Special Service Arrangement Agreement ("Agreement") is by and between BellSouth Telecommunications, Inc., a Georgia corporation, d/b/a BellSouth, ("Company") and INTERCEPT COMMUNICATIONS TECHNOLOGIES ("Customer or Subscriber"), and is entered into pursuant to Tariff Section A5 of the General Subscriber Services Tariff. This agreement is based upon the following terms and conditions as well as any Attachment(s) affixed and the appropriate lawfully filed and approved tariffs which are by this reference incorporated herein.

     1. Subscriber requests and Company agrees, subject to the terms and conditions herein, to provide the service described in the Attachment(s) at the monthly and nonrecurring rates, charges, and conditions as described in the Attachment(s) ("Service"). The rates, charges, and conditions described in the Attachment(s) are binding upon Company and Subscriber for the duration of this Agreement. For the purposes of the effectiveness of the terms and conditions contained herein, this Agreement shall become effective upon execution by both parties. For purposes of the determination of any service period stated herein, said service period shall commence the date upon which installation of the service is completed.

     2. Subscriber agrees to subscribe to and Company agrees to provide any additional tariffed services required for the installation of the Service. Subscriber agrees to be responsible for all rates, charges, and conditions for such tariffed services.

     3. This agreement is subject to and controlled by the provisions of Company's or any of its affiliated companies' lawfully filed tariffs, including but not limited to Section A2 of the General Subscriber Services Tariff and No. 2 of the Federal Communications Commission Tariff and shall include all changes to said tariffs as may be made from time to time. All appropriate tariff rates and charges shall be included in the provision of this service. The tariff shall supersede any conflicting provisions of this Agreement, with the exception of the rates and charges herein, in the event any part of this Agreement conflicts with terms and conditions of Company's or any of its affiliated companies' lawfully filed tariffs.

     4. This Agreement may be subject to the appropriate regulatory approval prior to commencement of installation. Should such regulatory approval be denied, after a proper request by Company, this Agreement shall be null, void, and of no effect.

     5. If Subscriber cancels this Agreement prior to the completed installation of the Service, but after the execution of this Agreement by Subscriber and Company, Subscriber shall pay all reasonable costs incurred in the implementation of this Agreement prior to receipt of written notice of cancellation by Company. Notwithstanding the foregoing, such reasonable costs shall not exceed all costs which would apply if the work in the implementation of this Agreement had been completed by Company.

     6. The rates, charges, and conditions described in the Attachment(s) may be based upon information supplied to Company by the Subscriber, including but not limited to forecasts of growth. If so, Subscriber agrees to be bound by the information provided to Company. Should Subscriber fail to meet its forecasted level of service requirements at any time during the term of this Agreement, Subscriber shall pay all reasonable costs associated with its failure to meet its projected service requirements.

     7. If Subscriber cancels this Agreement at any time prior to the expiration of the service period set forth in this Agreement, Subscriber shall be responsible for all termination charges. Unless otherwise specified by tariff, termination charges are defined as all reasonable charges due or remaining as a result of the minimum service period agreed to by Company and Subscriber and set forth in the Attachment(s).

     8. This Agreement shall be construed in accordance with the laws of the State of _________.
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     9.  Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand delivered, or United States mail, postage prepaid, addressed to the appropriate party at the address set forth below. Either party hereto may change the name and address to whom all notices or other documents required under this Agreement must be sent at any time by giving written notice to the other party.

Company
-------
BellSouth Telecommunications, Inc.
Assistant Vice President
1800 Century Blvd., Suite 300
Atlanta, GA 30345

Subscriber
----------
INTERCEPT COMMUNICATION TECHNOLOGIES
6611 BAY CIRCLE, SUITE 160
NORCROSS, GA 30071

     10. Subscriber may not assign its rights or obligations under this Agreement without the express written consent of Company and only pursuant to the conditions contained in the appropriate tariff.

     11. In the event that one or more of the provisions contained in this Agreement or incorporated within by reference shall be invalid, illegal, or unenforceable in any respect under any applicable statute, regulatory requirement or rule of law, then such provisions shall be considered inoperative to the extent of such invalidity, illegality, or unenforceability and the remainder of this Agreement shall continue in full force and effect.

     This contract is subject to the approval of the Kentucky Public Service Commission. In the event the Commission should modify any rate or provision of this agreement, the Customer will have the option of accepting the modification(s) or of canceling the contract. If accepted, billing will be rendered from the installation date.

     This rate is valid through: _________.

     Estimated service interval following acceptance date: Negotiable weeks.

     Service description:
         This Contract Service Arrangement provides for intraLATA Frame Relay service and Broadband
         Exchange Line-Fast Packet Option (FPO) service.

     This contract is on a thirty-seven to sixty month basis with a thirty-seven month minimum service period. The service period for this agreement shall be _______ months.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the dates set forth below.

Accepted by:

Subscriber:                                  BellSouth Communications, Inc.
INTERCEPT COMMUNICATION TECHNOLOGIES

By:    _____________________________         By:     _________________________
       Authorized Signature                          Authorized Signature

Title: _____________________________         Title:  _________________________

Date:  _____________________________         Date:   _________________________

Attachment:  Rates and Charges for Customer Connection to Frame Relay, Broadband
             Exchange Line, Broadband Exchange Line Extension, and Committed Information Rate

               Schedule to Special Service Arrangement Agreement
      for Frame Relay Services between BellSouth Telecommunications, Inc.
                   and Intercept Communications Technologies


Intercept Communications Technologies has entered into identical agreements with BellSouth Telecommunications for frame relay services in the States of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee